Exhibit 99.1

December 21, 2020

Dear Fellow Stockholders:

As an unprecedented year for us all draws to a close, I wanted to take an opportunity to share with you some thoughts about our company and our future.

As you are all aware, during the fourth quarter of 2019, we removed approximately $4 million of expense from the company’s cost structure. That effort was originally intended to poise the company to achieve a plan for an estimated $18M - $19M in revenue for 2020 with Net Income of approximately $3.2M and annual earnings per share of $0.10. As you all know, the first quarter of 2020 tracked very closely to this plan, earning Operating Profit of $1.0M and Net Income of $438,000 for the first time in the company’s operating history.

Then the COVID-19 pandemic struck.

The result was a 35%-40% reduction in revenue from our historical run rate, as hospitals were overrun with treating COVID-19 cases and much of the economy took a wait-and-see approach to purchasing new products. We believe that our leaner infrastructure enabled us to get through the last nine months in better shape than we otherwise would have been. We’ve paid down roughly one third of our debt and our two latest financings have not only provided us with adequate working capital for the new year, but their structures are poised to assist us in further de-levering of our debt in 2021.

In spite of the challenges, we finished our 4G product development, having received a delivery of 7,500 GA+ 4G units in late October. As noted this summer, we began testing our new WiFi Notify product. I am happy to report that technical fixes from the first round of WiFi product field testing have been completed and we are in the process of seeking FCC approval. We are currently on target to commence shipping of this product in the first quarter of 2021.

You may have also noticed that the NXT-ID/Logicmark Website has posted an announcement stating, “new site coming soon.” Our plan is to modify and update the Website as a platform for consumers to place orders for the new Guardian Alert Plus (4G version) and its Wifi Notify product directly from us. If there is one thing that COVID-19 has taught us all, it is that we can never be too close to our loved ones. The need for families to have immediate access to loved ones, and in some cases, the need for monitoring of our loved ones, are now more paramount than ever.

If I have to report one disappointment, it is that we did not receive approval for the board to effect a reverse split of our common stock at our annual meeting of stockholders this year. Obtaining this authorization is critical to maintaining our listing on Nasdaq – something that benefits every single shareholder. We have set a date for a special meeting of stockholders in order to make one last effort to obtain the authority that we need to effect such split in order to maintain our Nasdaq listing. Needless to say, if circumstances make this authorization unnecessary between now and February 1, 2021, we will not hold the special meeting and will not seek such authorization.

We are well capitalized as we enter 2021 and are excited about what’s in store. With two new products to market, new distribution channels, and some interesting strategic opportunities, I look forward to the challenges and rewards ahead. 2020 has certainly tested us all; but it has made our company that much stronger and that much more able to thrive in the New Year.

On behalf of our board of directors and all of our employees, I want to thank you for your support and wish you a very happy holiday season and New Year as well as a successful 2021.

Sincerely,

Vincent S. Miceli

Chief Executive Officer

Forward-Looking Statements for Nxt-ID:

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.